Exhibit 99.7

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made effective as of this _____ day of August, 2021 (the “Effective Date”), by and among Drumcliffe Partners IV SMA1, LLC, a Delaware limited liability company (“Assignor”), Epsilon Acquisitions LLC, a Delaware limited liability company (“Epsilon”), _________________________ (“Assignee”), and Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

A. Assignor entered into that certain Purchase Agreement dated August _____, 2021 (the “Purchase Agreement”), by and between Assignor and Epsilon, pursuant to which Epsilon agreed to sell to Assignor 1,138,245 shares of the Company’s Common Stock (the “Purchased Shares”).

B. Assignee is currently a member of Assignor, holding a ____% (the “Assignee’s Percentage”) membership interest in Assignor. Based upon Assignee’s membership interest in Assignor, Assignee’s pro rata portion of the Purchased Shares (net of the Purchased Shares constituting the management fee under Assignor’s Operating Agreement dated June 15, 2021) is equal to ___________ Purchased Shares (collectively, “Assignee’s Acquired Shares”).

C. Assignor desires to assign to Assignee, on a pro rata basis, a portion of Assignor’s entire right, title and interest in and to the Purchase Agreement equal to the Assignee’s Percentage and Assignee desires to accept said assignment and has agreed to be bound by the terms, conditions and obligations of Assignor under the Purchase Agreement as the holder of Assignee’s Acquired Shares.

D. In connection with Assignor’s purchase of the Purchased Shares, that certain Second Amended and Restated Registration Rights Agreement dated as of August 10, 2017, by and among Epsilon, Minera del Norte S.A. de C.V., a Mexican societe anonime and the Company (as amended, the “Registration Rights Agreement”) was amended and assigned to Assignor effective as of August _____, 2021.

E. Section 3.6 of the Registration Rights Agreement permits Assignor to assign its rights under the Registration Rights Agreement.

F. In connection with the assignment of the Purchase Agreement to Assignee, Assignor desires to assign to Assignee a pro rata portion of Assignor’s entire right, title and interest in and to the Registration Rights Agreement equal to the Assignee’s Percentage and Assignee desires to accept said assignment and to be bound by all terms, conditions and obligations of Assignor under the Registration Rights Agreement as the holder of Assignee’s Acquired Shares.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises of the parties and of other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

1. Assignor hereby assigns, transfers and conveys to Assignee, Assignor’s right, title and interest in and to the Purchase Agreement to the extent of Assignee’s Percentage.

2. Assignee agrees that from and after the Effective Date, Assignee shall be obligated, to the extent of Assignee’s Percentage, to perform the obligations of Assignor arising under the Purchase Agreement for the benefit of Epsilon to the same extent as if Assignee had been the original purchaser under the Purchase Agreement.

3. Assignor hereby assigns, transfers and conveys to Assignee, Assignor’s right, title and interest in and to the Registration Rights Agreement to the extent of Assignee’s Percentage.

4. Assignee agrees that from and after the Effective Date, Assignee shall be obligated to perform the obligations of Assignor arising under the Registration Rights Agreement to the extent of Assignee’s Percentage as if Assignee had been the original party under the Registration Rights Agreement.

5. The Company hereby acknowledges the assignment and assumption of the Registration Rights Agreement set forth herein, agrees that Assignee shall be deemed the Investor under the terms of the Registration Rights Agreement to the extent of Assignee’s Percentage and the Company shall continue to be bound by and perform all of its obligations of under the Registration Rights Agreement.

6. Assignor shall, upon request of Assignee or the Company, execute, acknowledge and deliver all such further assignments, conveyances and assurances as may be reasonably required by Assignee or the Company in connection with this Assignment.

7. This Assignment shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

8. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

9. This Assignment may be executed in two or more counterpart copies, and by facsimile or electronic transmission, all of which shall have the same force and effect as if all parties had executed a single copy of this Assignment.

[Signature Page Follows]

The parties have executed this Assignment as of the Effective Date.

ASSIGNOR:

DRUMCLIFFE PARTNERS IV SMA1, LLC, a Delaware limited liability company

By:
Name:
Title:

EPSILON:

EPSILON ACQUISITIONS LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE (ENTITY):

By:
Name:
Title:

ASSIGNEE (INDIVIDUAL):

Name:

COMPANY:

ODYSSEY MARINE EXPLORATION, INC.,
a Nevada corporation

By:
Name: Mark D. Gordon
Title: Chief Executive Officer

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